Exhibit (a)(1)(C)

Offer to Purchase for Cash
 up to 1,945,000 Ordinary Shares
of
Metalink Ltd.
at
 $1.50 Net Per Share
 by
Metalink Ltd.

The Initial Offer Period and Withdrawal Rights will Expire at 5:00 p.m., New York Time, or 12:00
Midnight, Israel Time, on Monday, January 30, 2017, Unless the Offer is Extended.

December 29, 2016

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

We have been appointed by Metalink Ltd. ("Metalink") to act as Information Agent in connection with Metalink's offer to purchase up to 1,945,000 of its ordinary shares, par value NIS 1.0 per share (the "Shares"), at a price of $1.50 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, Metalink's Offer to Purchase, dated December 29, 2016 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible.  Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York time, and 12:00 Midnight, Israel Time on Monday, January 30, 2017 (the "Initial Completion Date"), unless the Offer is extended.

Your attention is directed to the following:

1. The offer price is $1.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2.  Metalink has obtained an approval from the Israeli Tax Authority, or the ITA, with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Shares pursuant to the Offer. Based on the approval, the Depositary, as Metalink's agent, may be required to withhold up to 30% of the gross proceeds payable to shareholders who tender their Shares in the Offer. Accordingly, if your client determines to tender his or her Shares in the Offer, you should also request instructions as to whether he or she are eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration of Status for Israeli Income Tax Purposes ("Declaration Form") or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. In general, if your client(s) certifies, by completing the Declaration Form, that it is either (1) NOT a "resident of Israel" for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the "Ordinance"), or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Shares solely on behalf of its beneficial shareholder(s) (so-called "street name" holders), and (B) is obligated, under the provisions of the Ordinance and regulations promulgated thereunder, to withhold Israeli income tax from the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by Metalink pursuant to the Offer (an "Eligible Israeli Broker"), your client is eligible for an exemption from Israeli withholding tax. See Section 2 and Section 5 of the Offer to Purchase. With respect to U.S. backup withholding taxes, see Section 5 of the Offer to Purchase.

Metalink, with the assistance of the Depositary and the Depository Trust Company ("DTC"), has established a procedure whereby, if (and only as long as you may tender the Shares on behalf of your clients pursuant to the Offer) you tender Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax ("Category One Shares"), and (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption ("Category Two Shares").

By so classifying, through such DTC system, you will be deemed to certify to the Depositary and to Metalink, its withholding agent and other agents or representatives that, based on a careful review of the Declaration Forms received by you, the Shares that you classified as Category One Shares are held by non-Israeli residents and/or Eligible Israeli Broker(s).  In addition, in order to confirm your eligibility to make such certification for Category One Shares, you must provide copies of such Declaration Forms as well as additional information to the Information Agent you will be requested to provide in connection therewith. Regardless, please note that the ITA may have the right to audit, and if denied, such action can result in the imposition of Israeli withholding tax. If you fail to meet the deadlines for tendering shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA.

For further details, you may approach either us or DTC.

3. The Offer is being made for up to 1,945,000 Shares.

4. Shareholders may tender their Shares or deliver Notices of Objection until 5:00 p.m., New York time, or 12:00 midnight, Israel Time, on Monday, January 30, 2017, unless the Offer is extended (the "Initial Completion Date"). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by Metalink) is referred to as the Initial Offer Period.

5. Promptly following the Initial Completion Date,  and in any event by 9:00 a.m., New York time, or 4:00 p.m., Israel time, Metalink will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by Metalink.  As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by Metalink and if, with respect to each Share held by a shareholder:

► such shareholder has not yet responded to the Offer,

► such shareholder has notified Metalink (through you) of his or her objection to the Offer, or

►	such shareholder has tendered such Share (through you) but have withdrawn (through you) such tender prior to the Initial Completion Date,

such shareholder will be afforded an additional four calendar-day period following the Initial Completion Date, during which he or she may tender such Share.  This additional period is referred to as the Additional Offer Period.  These dates will change if Metalink decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period.  See "Introduction," Section 1, Section 3 and Section 4 of the Offer to Purchase.

If, with respect to all or any portion of his or her Shares, a shareholder objects to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by Metalink, such shareholder may tender such Shares during the Additional Offer Period.

6. Conditions to the Offer include, among other things, that:

•	at least 134,543 Shares are validly tendered and not properly withdrawn prior to the Initial Completion Date; and

•
as required by Israeli law, at the Initial Completion Date, the aggregate number of Shares validly tendered and not properly withdrawn must be greater than the number of Shares represented by Notices of Objection to the Offer.

The Offer is not conditioned on the availability of financing. Please see Section 10 of the Offer to Purchase, which sets forth in full the conditions to the Offer.

7. As described above, it is a condition to the Offer that, at the Initial Completion Date, the aggregate number of shares validly tendered in the Offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection.  Pursuant to Section 331(c) of the Israeli Companies Law, in making this calculation, Metalink is required to exclude shares held by Metalink or any "controlling shareholder" (as defined in the Israeli Companies Law) of Metalink and by any person holding 25% or more of Metalink's voting power or who has a "personal interest" (as defined in the Israeli Companies Law) in the Offer (as well as anyone acting on behalf of any of the foregoing and their respective family members or corporations under their control). While Metalink does not have any controlling shareholder and is not otherwise currently aware of any shares that should be so excluded, each holder who determines to tender its shares in the Offer or notify of his or her objection thereto, is requested to indicate, in the letter of transmittal or the notice of objection, as applicable, whether he or she has a "personal interest" in the offer.

8.  If more than 1,945,000 shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the "Final Expiration Date"), Metalink will purchase 1,945,000 Shares on a pro rata basis from all tendering shareholders.  In these circumstances, the number of Shares that Metalink will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date.

9.  Promptly following the Final Expiration Date, Metalink will announce the results of the Offer and the proration factor, if any.  If Metalink is unable to promptly determine the final proration results, Metalink will announce the preliminary results.  Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

 Explanation of Notice of Objection.  Under Israeli law, the shareholders of Metalink may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying Metalink of their objection to the Offer by executing and delivering Notices of Objection to the Information Agent.  Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that, as of the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of shares represented by Notices of Objection.  If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by Metalink, shareholders will be afforded an additional four calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES AND THEREAFTER DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL.  IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

As described above, the provision of Declaration Forms and/or Notices of Objection should be made to the Information Agent by using the email address or facsimile number set forth below.

Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

1.	Offer to Purchase;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.
A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

4.	Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5.	Declaration Form ("Declaration of Status for Israeli Income Tax Purposes");

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary (and, where indicated, the Information Agent) of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the Depositary's account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent's message (as described in the Offer to Purchase) and (3) any other required documents. Tender of shares through guaranteed delivery procedures is not allowed.

Metalink will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than to the Depositary, Information Agent and Metalink's Israeli counsel).  However, Metalink will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Metalink will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

 D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Stockholders may call toll free: (888) 548-6498
 Banks and Brokers may call collect: (212) 493-3910
Facsimile: (212) 493-3911
 Email: metalink@dfking.com

ENCLOSURES.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as the agent of Metalink, the Information Agent or the Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.